Filed Pursuant to Rule 424(b)(2)
Registration No. 333-285537

Prospectus Supplement

(To Prospectus dated April 10, 2025)

$2,900,000,000 Fixed-to-Floating Rate Notes due 2030 Issue price: 100.000%	$3,750,000,000 Fixed-to-Floating Rate Notes due 2037 Issue price: 100.000%

$350,000,000

Floating Rate Notes due 2030

Issue price: 100.000%

The fixed-to-floating rate notes due 2030, which we refer to as the 2030 fixed-to-floating rate notes, will mature on October 20, 2030. The 2030 fixed-to-floating rate notes will bear interest from and including October 20, 2026 to, but excluding, October 20, 2029, at a fixed annual rate of 5.615%, payable semi-annually in arrears, on April 20 and October 20 of each year, beginning on April 20, 2027 and including October 20, 2029. From and including October 20, 2029, the 2030 fixed-to-floating rate notes will bear interest at a floating annual rate equal to a benchmark rate, which is expected to be Compounded SOFR (as defined herein), plus a spread of 0.870% per annum, payable quarterly in arrears, on January 20, 2030, April 20, 2030, July 20, 2030 and October 20, 2030.

The fixed-to-floating rate notes due 2037, which we refer to as the 2037 fixed-to-floating rate notes, will mature on October 20, 2037. The 2037 fixed-to-floating rate notes will bear interest from and including October 20, 2026 to, but excluding, October 20, 2036, at a fixed annual rate of 6.117%, payable semi-annually in arrears, on April 20 and October 20 of each year, beginning on April 20, 2027 and including October 20, 2036. From and including October 20, 2036, the 2037 fixed-to-floating rate notes will bear interest at a floating annual rate equal to a benchmark rate, which is expected to be Compounded SOFR, plus a spread of 1.255% per annum, payable quarterly in arrears, on January 20, 2037, April 20, 2037, July 20, 2037 and October 20, 2037.

The floating rate notes due 2030, which we refer to as the floating rate notes, will mature on October 20, 2030. The floating rate notes will bear interest at a floating annual rate equal to a benchmark rate, which will initially be Compounded SOFR, plus a spread of 0.870% per annum. Interest on the floating rate notes will accrue from October 20, 2026. We will pay interest on the floating rate notes quarterly in arrears on January 20, April 20, July 20 and October 20 of each year, beginning on January 20, 2027.

We refer to the 2030 fixed-to-floating rate notes and the 2037 fixed-to-floating rate notes together as the fixed-to-floating rate notes. We refer to the fixed-to-floating rate notes and the floating rate notes collectively as the notes.

The notes are redeemable on the applicable dates and at the applicable redemption prices described in this prospectus supplement. There is no sinking fund for the notes.

The notes are unsecured and will have the same rank as our other unsecured and unsubordinated debt obligations.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Us

Per 2030 Fixed-to-Floating Rate Note	100.000%	0.250%	99.750%

Per 2037 Fixed-to-Floating Rate Note	100.000%	0.450%	99.550%

Per Floating Rate Note	100.000%	0.250%	99.750%

Total	$7,000,000,000	$25,000,000	$6,975,000,000

The notes will not be listed on any securities exchange. Currently, there is no public trading market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about October 20, 2026.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

J.P. Morgan

October 13, 2026

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

JPMORGAN CHASE & CO.

JPMorgan Chase & Co., which we refer to in this prospectus supplement as “JPMorganChase”, “we” or “us”, is a leading financial services firm based in the United States, with operations worldwide. JPMorganChase is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorganChase serves millions of customers, predominantly in the United States, and many of the world’s most prominent corporate, institutional and government clients globally.

JPMorganChase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorganChase’s principal bank subsidiary is JPMorgan Chase Bank, N.A., a national banking association with U.S. branches in 48 states and Washington, D.C. JPMorganChase’s principal non-bank subsidiary is J.P. Morgan Securities LLC, a U.S. broker-dealer. JPMorganChase’s principal operating subsidiaries outside the United States are J.P. Morgan Securities plc and J.P. Morgan SE, which are subsidiaries of JPMorgan Chase Bank, N.A. and are based in the United Kingdom and Germany, respectively.

The principal executive office of JPMorganChase is located at 270 Park Avenue, New York, New York 10017, U.S.A., and its telephone number is (212) 270-6000.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGANCHASE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website at https://jpmorganchaseco.gcs-web.com/ir/sec-other-filings/overview. Websites that are cited or referred to in this prospectus supplement do not constitute part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering under this prospectus supplement is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2025;

(b)	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026; and

(c)	Our Current Reports on Form 8-K filed on January 13, 2026, January 22, 2026, January 22, 2026, February 5, 2026, April 14, 2026, April 23, 2026, April 24, 2026, May 7, 2026, May 21, 2026, May 27, 2026, June 2, 2026, June 24, 2026, June 25, 2026, July 14, 2026, July 23, 2026, July 23, 2026 and October 13, 2026.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

212-270-6000

USE OF PROCEEDS

We will contribute the net proceeds that we receive from the sale of the notes offered by this prospectus supplement to our “intermediate holding company” subsidiary, JPMorgan Chase Holdings LLC, which will use those net proceeds for general corporate purposes. General corporate purposes may include investments in or extensions of credit to our subsidiaries; payments of dividends or extensions of credit to us, including with respect to the payment of interest or dividends on, or the repurchase of, our outstanding debt or equity securities, or the redemption of our outstanding debt securities or preferred stock; or the financing of possible acquisitions or business expansion. Net proceeds may be temporarily invested pending application for their stated purpose. Interest on our debt securities (including interest on the notes offered by this prospectus supplement) and dividends on our equity securities, as well as redemptions or repurchases of our outstanding securities, will be made using amounts we receive as dividends or extensions of credit from JPMorgan Chase Holdings LLC or as dividends from JPMorgan Chase Bank, N.A.

DESCRIPTION OF THE NOTES

We refer to our floating rate notes due 2030 as the floating rate notes, and we refer to our fixed-to-floating rate notes due 2030 and our fixed-to-floating rate notes due 2037 together as the fixed-to-floating rate notes. We refer to the floating rate notes and the fixed-to-floating rate notes collectively as the notes. The following description of the particular terms of the notes supplements the description of the general terms of our debt securities set forth under the headings “Description of Debt Securities—General” and “Description of Debt Securities—Senior Debt Securities” in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the senior indenture referred to below.

The notes offered by this prospectus supplement will be issued under the indenture, dated as of October 21, 2010, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and Deutsche Bank Trust Company Americas, as trustee. A copy of that indenture is incorporated by reference as an exhibit to our registration statement (No. 333-285537) filed with the SEC, and a copy of that first supplemental indenture has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 13, 2017. We refer to that indenture, as amended by that first supplemental indenture, as the “senior indenture.”

The floating rate notes will be initially limited to $350,000,000 aggregate principal amount and will mature on October 20, 2030. The fixed-to-floating rate notes due 2030, which we refer to as the 2030 fixed-to-floating rate notes, will be initially limited to $2,900,000,000 aggregate principal amount and will mature on October 20, 2030. The fixed-to-floating rate notes due 2037, which we refer to as the 2037 fixed-to-floating rate notes, will be initially limited to $3,750,000,000 aggregate principal amount and will mature on October 20, 2037. The floating rate notes, the 2030 fixed-to-floating rate notes and the 2037 fixed-to-floating rate notes are each a series of senior debt securities referred to in the attached prospectus. We have the right to issue additional notes of any such series in the future. Any such additional notes will have the same terms as the notes of that series being offered by this prospectus supplement but may be offered at a different offering price or have a different initial interest payment date than the notes of that series being offered by this prospectus supplement. If issued, these additional notes will become part of the same series as the applicable notes being offered by this prospectus supplement.

We will make all principal and interest payments on the notes in immediately available funds. All sales of the notes, including secondary market sales, will settle in immediately available funds.

Interest on the notes will be paid to the persons in whose names the notes are registered at the close of business on the second business day preceding each interest payment date. If we call the notes for redemption, interest will cease to accrue on the applicable redemption date as described below.

For purposes of this prospectus supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.

The amount payable at maturity will be 100% of the principal amount of the notes, plus accrued interest to, but excluding, the maturity date of the notes. No sinking fund is provided for the notes.

The notes and the senior indenture are governed by the laws of the State of New York.

The notes will be issued in denominations of $2,000 and larger integral multiples of $1,000. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Book-Entry Issuance” in the attached prospectus.

Investors may elect to hold interests in the notes outside the United States through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Optional Redemption

Floating Rate Notes

We may redeem the floating rate notes, at our option, (i) in whole, but not in part, on October 20, 2029 and (ii) in whole at any time or in part from time to time, on or after September 20, 2030, in each case at a redemption price equal to 100% of the principal amount of the floating rate notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

2030 Fixed-to-Floating Rate Notes

On or after April 20, 2027 and prior to October 20, 2029 (the “2030 First Par Call Date”), we may redeem the 2030 fixed-to-floating rate notes, at our option, in whole at any time or in part from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 fixed-to-floating rate notes to be redeemed discounted to the redemption date (assuming the 2030 fixed-to-floating rate notes matured on the 2030 First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 12.5 basis points less (b) interest accrued on those 2030 fixed-to-floating rate notes to the redemption date, and

(2) 100% of the principal amount of the 2030 fixed-to-floating rate notes to be redeemed,

plus, in either case, accrued and unpaid interest on the 2030 fixed-to-floating rate notes to be redeemed to, but excluding, the redemption date.

As used above in connection with the 2030 fixed-to-floating rate notes:

“Treasury Rate” means, with respect to any redemption date prior to the 2030 First Par Call Date, the yield determined by us in accordance with the following:

The Treasury Rate shall be determined by us after 4:15 p.m., New York time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2030 First Par Call Date (the “Remaining Life”); or

(2)	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life – and shall interpolate to the 2030 First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of the foregoing, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York time, on the second business day preceding the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2030 First Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2030 First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2030 First Par Call Date, one with a maturity date preceding the 2030 First Par Call Date and one with a maturity date following the 2030 First Par Call Date, we shall select the United States Treasury security with a maturity date preceding the 2030 First Par Call Date. If there are two or more United States Treasury securities maturing on the 2030 First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among those two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price for the 2030 fixed-to-floating rate notes shall be conclusive and binding for all purposes, absent manifest error. Calculation of the foregoing will be made by us or on our behalf by a person designated by us; provided, however, that such calculation shall not be a duty or obligation of the trustee under the senior indenture.

In addition, we may redeem the 2030 fixed-to-floating rate notes, at our option, (i) in whole, but not in part, on the 2030 First Par Call Date and (ii) in whole at any time or in part from time to time, on or after September 20, 2030, in each case at a redemption price equal to 100% of the principal amount of the 2030 fixed-to-floating rate notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

2037 Fixed-to-Floating Rate Notes

On or after April 20, 2027 and prior to October 20, 2036 (the “2037 First Par Call Date”), we may redeem the 2037 fixed-to-floating rate notes, at our option, in whole at any time or in part from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2037 fixed-to-floating rate notes to be redeemed discounted to the redemption date (assuming the 2037 fixed-to-floating rate notes matured on the 2037 First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points less (b) interest accrued on those 2037 fixed-to-floating rate notes to the redemption date, and

(2) 100% of the principal amount of the 2037 fixed-to-floating rate notes to be redeemed,

plus, in either case, accrued and unpaid interest on the 2037 fixed-to-floating rate notes to be redeemed to, but excluding, the redemption date.

As used above in connection with the 2037 fixed-to-floating rate notes:

“Treasury Rate” means, with respect to any redemption date prior to the 2037 First Par Call Date, the yield determined by us in accordance with the following:

The Treasury Rate shall be determined by us after 4:15 p.m., New York time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2037 First Par Call Date (the “Remaining Life”); or

(2)	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life – and shall interpolate to the 2037 First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of the foregoing, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York time, on the second business day preceding the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2037 First Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2037 First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2037 First Par Call Date, one with a maturity date preceding the 2037 First Par Call Date and one with a maturity date following the 2037 First Par Call Date, we shall select the United States Treasury security with a maturity date preceding the 2037 First Par Call Date. If there are two or more United States Treasury securities maturing on the 2037 First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among those two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable

United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price for the 2037 fixed-to-floating rate notes shall be conclusive and binding for all purposes, absent manifest error. Calculation of the foregoing will be made by us or on our behalf by a person designated by us; provided, however, that such calculation shall not be a duty or obligation of the trustee under the senior indenture.

In addition, we may redeem the 2037 fixed-to-floating rate notes, at our option, (i) in whole, but not in part, on the 2037 First Par Call Date and (ii) in whole at any time or in part from time to time, on or after July 20, 2037, in each case at a redemption price equal to 100% of the principal amount of the 2037 fixed-to-floating rate notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Redemption Notices

If we elect to redeem the notes of a particular series, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the notes to be redeemed. Such mailing will be at least 5 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will state:

•	the redemption date;

•	the redemption price (or, if not then ascertainable, the manner of calculation thereof);

•	if fewer than all the outstanding notes of such series are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular notes to be redeemed;

•	CUSIP or ISIN number of the notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after said date; and

•	the place or places where the notes are to be surrendered for payment of the redemption price.

Notwithstanding the foregoing, if the notes are held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted or required by DTC.

In the case of any redemption of only part of the notes of a particular series at the time outstanding, the notes to be redeemed will be selected not more than 60 days prior to the redemption date by the trustee by such method as the trustee shall deem fair and appropriate.

Interest on the notes

Floating Rate Notes

The floating rate notes will bear interest at a floating annual rate equal to a benchmark rate, which will initially be Compounded SOFR, determined as described below, plus a spread of 0.870% per annum. Interest on the floating rate notes will accrue from October 20, 2026. We will pay interest on the floating rate notes quarterly in arrears on January 20, April 20, July 20 and October 20 of each year, beginning on January 20, 2027.

We refer to the period from and including October 20, 2026 and ending on but excluding the first interest payment date for the floating rate notes, and each successive period beginning on and including an interest payment date for the floating rate notes and ending on but excluding the next interest payment date, as an “interest period” for the floating rate notes.

Fixed-to-Floating Rate Notes

We refer to the period during which the 2030 fixed-to-floating rate notes or the 2037 fixed-to-floating rate notes bear interest at a fixed rate as the “fixed rate period” for those notes, and the period during which the 2030 fixed-to-floating rate notes or the 2037 fixed-to-floating rate notes bear interest at a floating rate as the “floating rate period” for those notes.

The 2030 fixed-to-floating rate notes will bear interest (i) during the period from and including October 20, 2026 to, but excluding, October 20, 2029, at a fixed annual rate of 5.615% and (ii) during the period from and including October 20, 2029 to, but excluding, the maturity date at a floating annual rate equal to a benchmark rate, which is expected to be Compounded SOFR, determined as described below, plus a spread of 0.870% per annum. We will pay interest on the 2030 fixed-to-floating rate notes (i) during the fixed rate period for those notes, semi-annually in arrears, on April 20 and October 20 of each year, beginning on April 20, 2027 and including October 20, 2029 and (ii) during the floating rate period for those notes, quarterly in arrears, on January 20, 2030, April 20, 2030, July 20, 2030 and October 20, 2030.

The 2037 fixed-to-floating rate notes will bear interest (i) during the period from and including October 20, 2026 to, but excluding, October 20, 2036, at a fixed annual rate of 6.117% and (ii) during the period from and including October 20, 2036 to, but excluding, the maturity date at a floating annual rate equal to a benchmark rate, which is expected to be Compounded SOFR, determined as described below, plus a spread of 1.255% per annum. We will pay interest on the 2037 fixed-to-floating rate notes (i) during the fixed rate period for those notes, semi-annually in arrears, on April 20 and October 20 of each year, beginning on April 20, 2027 and including October 20, 2036 and (ii) during the floating rate period for those notes, quarterly in arrears, on January 20, 2037, April 20, 2037, July 20, 2037 and October 20, 2037.

Interest on the fixed-to-floating rate notes during the fixed rate period for those notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date for the fixed-to-floating rate notes during the fixed rate period for those notes falls on a day that is not a business day, the payment due on that date will be paid on the next day that is a business day, with the same force and effect as if made on that payment date and without any interest or other payment with respect to the delay.

We refer to the period from and including October 20, 2029 (in the case of the 2030 fixed-to-floating rate notes) or October 20, 2036 (in the case of the 2037 fixed-to-floating rate notes) and ending on but excluding the first interest payment date during the floating rate period for the 2030 fixed-to-floating rate notes or the 2037 fixed-to-floating rate notes, as applicable, and each successive period during the floating rate period for those notes beginning on and including an interest payment date and ending on but excluding the next interest payment date, as an “interest period” for those notes.

In the following subsections, when we refer to the interest payable on the fixed-to-floating rate notes during the floating rate period, we mean the interest on such notes for each interest period during the floating rate period for those notes, as applicable.

Benchmark

For purposes of the floating rate notes and the fixed-to-floating rate notes:

•	“Benchmark” means, initially, Compounded SOFR; provided that if we or our designee (as defined below) determines on or prior to the applicable Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement (as defined below).

•	“Reference Time” with respect to any determination of the Benchmark for the floating rate notes, or any determination of the Benchmark for the fixed-to-floating rate notes during the floating rate period for those notes, means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time (as defined below) and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes (as defined below).

Determination of Compounded SOFR

For the purpose of calculating interest due on the floating rate notes for each interest period for those notes when the Benchmark is Compounded SOFR, and the interest due on the fixed-to-floating rate notes for each interest period during the floating rate period for those notes when the Benchmark is Compounded SOFR:

“Compounded SOFR” means the rate for all or part of an interest period that is a rate of return of a daily compounded interest investment calculated in accordance with the formula below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005, or 0.000005%, being rounded upwards):

where:

•	“d0”, for any observation period, means the number of U.S. Government Securities Business Days in the relevant observation period;

•	“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant observation period;

•	“SOFRi”, for any day “i” in the relevant observation period, is equal to SOFR in respect of that day “i”;

•	“ni” means the number of calendar days from and including the U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i + 1”); and

•	“d” is the number of calendar days in the relevant observation period.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the spread of 0.870% per annum (in the case of each of the floating rate notes and the 2030 fixed-to-floating rate notes) or 1.255% per annum (in the case of the 2037 fixed-to-floating rate notes).

The following definitions apply to the foregoing definition of Compounded SOFR:

•	“observation period” means, in respect of each interest period for the floating rate notes, or in respect of each interest period during the floating rate period for the fixed-to-floating rate notes, as applicable, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period.

•	“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.

“SOFR” means, with respect to any interest reset date for the floating rate notes, or any interest reset date during the floating rate period for the fixed-to-floating rate notes, the rate determined in accordance with the following provisions:

(1) the Secured Overnight Financing Rate published with respect to such interest reset date as such rate appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”).

(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website.

The following definitions apply to the foregoing definition of SOFR:

•	“interest reset date” means each U.S. Government Securities Business Day during an observation period.

•	“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

•	“SOFR Administrator’s Website” means the website of the SOFR Administrator, or any successor source.

For the avoidance of doubt, for the purposes of calculating the interest due on the floating rate notes for each interest period for those notes, or the interest due on the fixed-to-floating rate notes for each interest period during the floating rate period for those notes, SOFR applicable to any day during any such interest period if such day is not a U.S. Government Securities Business Day will be the rate with respect to the immediately preceding interest reset date. The interest payable on the floating rate notes for any interest period for those notes, and the interest payable on the fixed-to-floating rate notes for any interest period during the floating rate period for those notes, will be calculated as of the date two U.S. Government Securities Business Days before the interest payment date for that interest period.

Notwithstanding the foregoing, if we or our designee determines on or prior to the relevant Reference Time for the notes, as applicable, that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Compounded SOFR or the then-current Benchmark at any time when those notes are outstanding, then the provisions set forth below under the heading “Effect of Benchmark Transition Event”, which we refer to as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the floating rate notes or the fixed-to-floating rate notes during the floating rate period for those notes, as applicable.

In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the floating rate notes or on the fixed-to-floating rate notes during the floating rate period for those notes, as applicable, will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the spread of 0.870% per annum (in the case of each of the floating rate notes and the 2030 fixed-to-floating rate notes) or 1.255% per annum (in the case of the 2037 fixed-to-floating rate notes).

The Bank of New York Mellon, or any other firm appointed by us, will act as the calculation agent with respect to the floating rate notes. We will appoint a calculation agent prior to the commencement of the floating rate period for the fixed-to-floating rate notes. In addition, we or an affiliate of ours may assume the duties of the calculation agent for the floating rate notes or the fixed-to-floating rate notes.

The amount of interest to be paid on the floating rate notes for each interest period for those notes, and on the fixed-to-floating rate notes for each interest period during the floating rate period for those notes, will be calculated by multiplying the outstanding principal amount of the applicable notes by the product of (a) the interest rate for that interest period multiplied by (b) the quotient of the actual number of calendar days in that interest period divided by 360.

If the maturity date of the floating rate notes or the fixed-to-floating rate notes falls on a day that is not a business day, payment of principal and interest with respect to those notes will be paid on the next business day with the same force and effect as if made on such maturity date, and no interest on that payment will accrue from and after that maturity date. In the event that any interest payment date for the floating rate notes, or any interest payment date for the fixed-to-floating rate notes during the floating rate period for those notes, would otherwise fall on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day and interest will accrue to, but excluding, the date interest is paid. However, if the postponement of any such interest payment date (other than any interest payment date falling on the maturity date) would cause the day to fall in the next calendar month, that interest payment date will instead be brought forward to the immediately preceding business day.

The interest rate on the floating rate notes, and on the fixed-to-floating rate notes during the floating rate period for those notes, will in no event be higher than the maximum rate permitted by applicable law. In addition, when calculating Compounded SOFR for any interest period with respect to the floating rate notes or the fixed-to-floating rate notes during the floating rate period for those notes, if SOFR attributable to a particular day during that interest period is negative, then the amount of interest attributable to that day may be less than zero; provided that in no event will the amount of interest payable on the floating rate notes for any interest period for those notes, or on the fixed-to-floating rate notes for any interest period during the floating rate period for those notes, be less than zero.

The calculation agent will, upon the request of the holder of any floating rate notes or any fixed-to-floating rate notes during the floating rate period for those notes, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, will be conclusive for all purposes and binding on us, the trustee and holders of the floating rate notes and the fixed-to-floating rate notes, as applicable.

Effect of Benchmark Transition Event

Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time for the floating rate notes or for the fixed-to-floating rate notes, as applicable, in respect of any determination of the applicable Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes or to the fixed-to-floating rate notes during the floating rate period for those notes, as applicable, in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the then-current Benchmark is not a term rate, or if we or our designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate that has been selected by us as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “interest period”, “observation period” and “interest reset date”, timing and frequency of determining rates with respect to each applicable interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“designee” means any party appointed by us (which may be one of our affiliates) to make specified determinations, decisions or elections under these benchmark transition provisions.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Benchmark” and “Reference Time” have the meanings set forth above under the heading “Benchmark” and the term “SOFR” has the meaning set forth above under the heading “Determination of Compounded SOFR”.

Determinations, Decisions and Elections

We are expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including under the benchmark transition provisions. In addition, we are authorized to appoint a designee (which may be one of our affiliates) to make certain of those determinations, decisions and elections, including any determination that a Benchmark Transition Event and its related Benchmark Replacement have occurred, and the related determinations of the Benchmark Replacement and Benchmark Replacement Adjustment. Any

determination, decision or election that may be made by us or by our designee (including by any affiliate acting as our designee) under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and the designee will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the senior indenture or the notes, shall become effective without consent from the holders of those notes or any other party.

If we appoint a designee to make any determination, decision or election under the terms of the notes and that designee fails to make any required determination, decision or election, then we will make that determination, decision or election on the same basis as described above.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-UNITED STATES PERSONS

The following is a summary of certain United States federal income and estate tax consequences as of the date of this prospectus supplement regarding the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes that are held as capital assets by a non-United States holder who purchases the notes upon original issuance at their initial offering price.

A “non-United States holder” means a beneficial owner of the notes (other than a partnership) that is not any of the following for United States federal income tax purposes:

• an individual citizen or resident of the United States;

• a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

• an estate the income of which is subject to United States federal income taxation regardless of its source; or

• a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined in Section 7701(a) (30) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), have the authority to control all of its substantial decisions, or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal tax consequences applicable to you if you are subject to special treatment under the United States federal tax laws (including if you are a United States expatriate, partnership or other pass-through entity, “controlled foreign corporation” or “passive foreign investment company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We believe, and the following discussion assumes, that the notes will be treated as “variable rate debt instruments” for United States federal income tax purposes.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

• interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

• you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and United States Treasury regulations;

• you are not a controlled foreign corporation that is related to us through stock ownership;

• you are not a bank whose receipt of interest on the notes is described in Section 881(c) (3) (A) of the Internal Revenue Code; and

• either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code or (b) you hold the notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

• IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or

• IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of the notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided certain certification and disclosure requirements discussed above under “—United States Federal Withholding Tax” are satisfied), in the same manner as if you were a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Subject to the discussion of backup withholding below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

• the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

• you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you of interest on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required regarding payments that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Internal Revenue Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

CERTAIN ERISA MATTERS

The following is a summary of certain considerations associated with the purchase of the notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA; (ii) a “plan” (as defined in Section 4975(e)(1) of the Internal Revenue Code) that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code; (iii) a plan, account or other arrangement that is subject to provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to any such provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code (“Similar Laws”); and (iv) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) above, pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), (iii) and (iv) being referred to as a “Plan”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans subject to such provisions, which we call Covered Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Covered Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for those persons unless exemptive relief is available under an applicable class, individual, statutory or administrative exemption.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code could arise if a note was acquired by a Covered Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing Covered Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code between the investing Covered Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of a note. Those class exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Internal Revenue Code Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans that are considering acquiring and/or holding any note in reliance on these or any other exemption should carefully review the exemption to ensure that it is applicable. No assurance can be made that all of the conditions of any such exemptions will be satisfied.

Plans that are, or whose assets constitute the assets of, “governmental plans” (as defined in Section 3(32) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) and certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code), may not be subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code, but may nevertheless be subject to Similar Laws. Any person considering an investment in the notes with the asset of any such Plan should consult with its advisors to consider the need for, and if necessary the availability of, exemptive relief under, applicable Similar Laws.

Representations

Because of the foregoing, the notes may not be purchased or held by any Plan, or any person investing the assets of any Plan, unless its purchase and holding of the note will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or similar violation of any applicable Similar Laws. Each purchaser or holder of a note or any interest in the note will be deemed to have represented by its purchase and holding of the note that either:

•	it is not a Plan and is not purchasing the note or any interest in the note on behalf of or with the assets of any Plan; or

•	its purchase and holding of the note or any interest in the note will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or a similar violation of any applicable Similar Laws.

In addition, each Plan will be deemed to have acknowledged and represented (which acknowledgement and representation shall be deemed repeated and reaffirmed on each day the Plan holds any interest in the notes) that: (i) neither we or any of our affiliates (collectively, the “Relevant Parties”) have been relied upon for any advice with respect to the Plan’s decision to purchase or hold any notes and none of the Relevant Parties shall at any time be relied upon by the Plan as the Plan’s fiduciary with respect to the Plan’s investment in the notes (unless such Relevant Party intends to satisfy, and will in fact satisfy, all of the conditions of an applicable statutory or administrative exemption such that the Plan’s acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (or a violation of Similar Laws)); (ii) the Plan is aware of and acknowledges that (a) none of the Relevant Parties are undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the Plan’s investment in the notes, except as described in the parenthetical in subsection (i), (b) the Relevant Parties have a financial interest in the Plan’s investment in the notes and (c) any compensation received by a Relevant Party does not constitute fees rendered for the provision of investment advice to the Plan; and (iii) the Plan’s decision to invest in the notes has been made at the recommendation or direction of an independent fiduciary who (a) is independent of the Relevant Parties; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies; and (c) is a fiduciary (under ERISA, Section 4975 of the Internal Revenue Code or Similar Laws, as applicable) with respect to the Plan’s investment in the notes and any related transactions, and is responsible for exercising independent judgment in evaluating the Plan’s investment in the notes and any related transactions.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the notes or any interest therein on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment, and whether an exemption therefrom would be applicable to the acquisition and holding of the notes. The sale of any notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal amount of the floating rate notes	Principal amount of the 2030 fixed-to-floating rate notes	Principal amount of the 2037 fixed-to-floating rate notes
J.P. Morgan Securities LLC	$297,640,000	$2,466,160,000	$3,189,000,000
CaixaBank, S.A.	1,645,000	13,630,000	17,625,000
Citizens JMP Securities, LLC	1,645,000	13,630,000	17,625,000
Commonwealth Bank of Australia	1,645,000	13,630,000	17,625,000
Desjardins Securities Inc.	1,645,000	13,630,000	17,625,000
Fifth Third Securities, Inc.	1,645,000	13,630,000	17,625,000
Goodbody Stockbrokers UC	1,645,000	13,630,000	17,625,000
ING Financial Markets LLC	1,645,000	13,630,000	17,625,000
Lloyds Securities Inc.	1,645,000	13,630,000	17,625,000
nabSecurities, LLC	1,645,000	13,630,000	17,625,000
National Bank of Canada Financial Inc.	1,645,000	13,630,000	17,625,000
Natixis Securities Americas LLC	1,645,000	13,630,000	17,625,000
Nykredit Bank A/S	1,645,000	13,630,000	17,625,000
PNC Capital Markets LLC	1,645,000	13,630,000	17,625,000
Rabo Securities USA, Inc.	1,645,000	13,630,000	17,625,000
Scotia Capital (USA) Inc.	1,645,000	13,630,000	17,625,000
TD Securities (USA) LLC	1,645,000	13,630,000	17,625,000
UniCredit Capital Markets LLC	1,645,000	13,630,000	17,625,000
Westpac Capital Markets LLC	1,645,000	13,630,000	17,625,000
Academy Securities, Inc.	1,421,000	11,782,000	15,234,000
American Veterans Group, PBC	1,421,000	11,782,000	15,234,000
Apto Partners, LLC	1,422,000	11,782,000	15,234,000
Blaylock Van, LLC	1,422,000	11,782,000	15,234,000
C.L. King & Associates, Inc.	1,422,000	11,781,000	15,235,000
Cabrera Capital Markets LLC	1,422,000	11,781,000	15,235,000
CastleOak Securities, L.P.	1,422,000	11,781,000	15,235,000
Drexel Hamilton, LLC	1,422,000	11,781,000	15,235,000
Falcon Square Capital LLC	1,422,000	11,781,000	15,235,000
Loop Capital Markets LLC	1,422,000	11,781,000	15,235,000
R. Seelaus & Co., LLC	1,422,000	11,781,000	15,234,000
Samuel A. Ramirez & Company, Inc.	1,422,000	11,781,000	15,234,000
Siebert Williams Shank & Co., LLC	1,422,000	11,781,000	15,234,000
Stern Brothers & Co.	1,422,000	11,781,000	15,234,000
Telsey Advisory Group LLC	1,422,000	11,781,000	15,234,000
Tigress Financial Partners, LLC	1,422,000	11,781,000	15,234,000

Total	$350,000,000	$2,900,000,000	$3,750,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

• we will pay our expenses related to this offering, which we estimate will be $100,000; and

• we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

The notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the attached prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell your notes will be favorable.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain of the underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The underwriting agreement provides that the closing will occur on October 20, 2026, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the notes will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of JPMorgan Chase & Co. for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of JPMorgan Chase & Co. for the three-month periods ended March 31, 2026 and 2025 and for the three-month and six-month periods ended June 30, 2026 and 2025 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 1, 2026 and August 6, 2026, incorporated by reference in this prospectus supplement, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will deliver an opinion for us regarding the validity of the notes. Cravath, Swaine & Moore LLP, New York, New York, will provide a similar opinion for the underwriters. Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

Prospectus

$150,000,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Units

JPMorgan Chase & Co., which we refer to as “JPMorganChase,” “we” or “us,” may offer up to $150,000,000,000, or the equivalent thereof in any other currency, of these securities from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered. Our common stock is listed on the New York Stock Exchange under the symbol “JPM.” The other securities that we may offer from time to time under this prospectus may be listed on the New York Stock Exchange or another national securities exchange, as specified in the applicable prospectus supplement.

You should read this prospectus and any supplement carefully before you invest. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any risk factors described in an applicable prospectus supplement, for a discussion of risks you should consider in connection with an investment in any of the securities offered under this prospectus.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 10, 2025

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorganChase” on page 7 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorganChase is a leading financial services firm based in the United States, with operations worldwide. JPMorganChase is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorganChase serves millions of customers, predominantly in the United States, and many of the world’s most prominent corporate, institutional and government clients globally.

JPMorganChase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorganChase’s principal bank subsidiary is JPMorgan Chase Bank, N.A., a national banking association with U.S. branches in 48 states and Washington, D.C. JPMorganChase’s principal non-bank subsidiary is J.P. Morgan Securities LLC, a U.S. broker-dealer. JPMorganChase’s principal operating subsidiaries outside the United States are J.P. Morgan Securities plc and J.P. Morgan SE, which are subsidiaries of JPMorgan Chase Bank, N.A. and are based in the United Kingdom and Germany, respectively.

To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorganChase.”

Our principal executive offices are located at 383 Madison Avenue, New York, New York 10179 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to $150,000,000,000, or the equivalent thereof in any other currency, of any of the following securities:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock;

•	warrants; and

•	units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorganChase.”

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. For the definition of Senior Indebtedness, see “Description of Debt Securities—Subordinated Debt Securities—Subordination” beginning on page 16 below.

The senior debt securities will be issued under the indenture, dated as of October 21, 2010, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and Deutsche Bank Trust Company Americas, as trustee. We refer to that indenture, as so amended, as the “senior indenture.” The subordinated debt securities will be issued under the subordinated indenture, dated as of March 14, 2014, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and U.S. Bank Trust National Association, as trustee. We refer to that indenture, as so amended, as the “subordinated indenture” and, together with the senior indenture, the “indentures” and each an “indenture.” We have summarized below certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•

Neither of the indentures limits the amount of debt securities that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorganChase.

•

The indentures allow us to consolidate or merge with another entity, or to convey, transfer or lease all or substantially all of our assets to another entity. If one of these events occurs and we are not the successor in the transaction, the successor will be required to assume our responsibilities relating to the debt securities and the indentures.

•

The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•

If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the senior indenture that we and our subsidiaries will not sell, assign, transfer, grant a security interest in or otherwise dispose of the voting stock of JPMorgan Chase Bank, N.A., which we refer to as the “Bank”, and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorganChase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

•	default in the payment of principal of (or premium, if any, on) any senior debt securities of that series and continuance of that default for 30 days;

•	default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

•	specified events of bankruptcy, insolvency or reorganization of JPMorganChase; and

•	any other event of default specified with respect to senior debt securities of that series.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all of our indebtedness for money borrowed, except indebtedness that is stated not to be senior to, or that is stated to have the same rank as, the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Events of Default. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

•	specified events of bankruptcy, reorganization or insolvency of JPMorganChase; and

•	any other event specified with respect to subordinated debt securities of that series.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue preferred stock that will be represented by depositary shares.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “warrants.” We may issue warrants independently or together with other securities.

Units

We may use this prospectus and an applicable prospectus supplement to offer any combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property together as units. In the applicable prospectus supplement, we will describe the particular combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, or debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting any units, and any other specific terms of the units.

JPMorganChase is a Holding Company

We are a holding company that holds the stock of the Bank and an intermediate holding company, JPMorgan Chase Holdings LLC, which we refer to as the “IHC”. We conduct substantially all of our operations through subsidiaries, including the Bank and the IHC. As a result, claims of the holders of our securities will generally have a junior position to claims of creditors of our subsidiaries. Claims of our subsidiaries’ creditors other than JPMorganChase include substantial amounts of deposit liabilities, long-term debt and other liabilities. In addition, we are obligated to contribute to the IHC substantially all the net proceeds that we receive from the issuance of securities (including any securities offered by use of this prospectus), and the ability of the Bank and the IHC to make payments to us is limited. As a result of these arrangements, our ability to make various payments is dependent on our receiving dividends from the Bank and dividends and extensions of credit from the IHC. These limitations could affect our ability to pay interest on our debt securities, pay dividends on our preferred stock and common stock, redeem or repurchase outstanding securities, and fulfill our other payment obligations.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGANCHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website: https://jpmorganchaseco.gcs-web.com/ir/sec-other-filings/overview. Websites that are cited or referred to in this prospectus do not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and after the date of this prospectus until the termination of each offering under this prospectus is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2024;

(b) Our Current Reports on Form 8-K filed on January 14, 2025, January 15, 2025, January 23, 2025, January 24, 2025, January 27, 2025 and February 4, 2025;

(c) The descriptions of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description, and any other Registration Statement on Form 8-A relating to any securities offered by this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

212-270-6000

You should rely only on the information provided or incorporated by reference in this prospectus, any applicable prospectus supplement or in any related free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in our other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to investors, analysts, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond our control. JPMorganChase’s actual future results may differ materially from those set forth in our forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ from those in the forward-looking statements:

•	local, regional and global business, economic and political conditions and geopolitical events, including geopolitical tensions and hostilities;

•	changes in laws, rules and regulatory requirements, including capital and liquidity requirements affecting our businesses, and our ability to address those requirements;

•	heightened regulatory and governmental oversight and scrutiny of our business practices, including dealings with retail customers;

•	changes in trade, monetary and fiscal policies and laws;

•	changes in the level of inflation;

•	changes in income tax laws, rules, and regulations;

•	changes in FDIC assessments;

•	securities and capital markets behavior, including changes in market liquidity and volatility;

•	changes in investor sentiment or consumer spending or savings behavior;

•	our ability to manage effectively our capital and liquidity;

•	changes in credit ratings assigned to us or our subsidiaries;

•	damage to our reputation;

•	our ability to appropriately address social, environmental and sustainability concerns that may arise, including from our business activities;

•	our ability to deal effectively with an economic slowdown or other economic or market disruption, including, but not limited to, in the interest rate environment;

•	technology changes instituted by us, our counterparties or competitors;

•	the effectiveness of our control agenda;

•

our ability to develop or discontinue products and services, and the extent to which products or services previously sold by us require us to incur liabilities or absorb losses not contemplated at their initiation or origination;

•	acceptance of our new and existing products and services by the marketplace and our ability to innovate and to increase market share;

•	our ability to attract and retain qualified employees;

•	our ability to control expenses;

•	competitive pressures;

•	changes in the credit quality of our clients, customers and counterparties;

•	adequacy of our risk management framework, disclosure controls and procedures and internal control over financial reporting;

•	adverse judicial or regulatory proceedings;

•	our ability to determine accurate values of certain assets and liabilities;

•

occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, epidemics or pandemics, an outbreak or escalation of hostilities or other geopolitical instabilities, the effects of climate change or extraordinary events beyond our control, and our ability to deal effectively with disruptions caused by the foregoing;

•	our ability to maintain the security of our financial, accounting, technology, data processing and other operational systems and facilities;

•	our ability to withstand disruptions that may be caused by any failure of our operational systems or those of third parties; and

•	our ability to effectively defend ourselves against cyber attacks and other attempts by unauthorized parties to access our or our customers’ information or to disrupt our systems.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include, for example, those discussed under the caption “Risk Factors” in our most recent annual and quarterly reports, to which reference is hereby made.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update any forward-looking statements. You should, however, consult any further disclosures of a forward-looking nature we may make in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will contribute the net proceeds that we receive from the sale of the securities offered by use of this prospectus and the applicable prospectus supplement to the IHC, which will use those net proceeds for general corporate purposes. General corporate purposes may include investments in our subsidiaries, payments of dividends to us, extensions of credit to us or our subsidiaries or the financing of possible acquisitions or business expansion. Net proceeds may be temporarily invested pending application for their stated purpose. Interest on our debt securities (including interest on the debt securities offered by use of this prospectus) and dividends on our equity securities (including dividends on the preferred stock or common stock offered by use of this prospectus), as well as redemptions or repurchases of our outstanding securities, will be made using amounts we receive as dividends or extensions of credit from the IHC or as dividends from the Bank.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will be issued under the senior indenture, and the subordinated debt securities will be issued under the subordinated indenture. The debt securities and the indentures are governed by the laws of the State of New York.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement.

The indentures do not limit the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination.”

We are a holding company that holds the stock of the Bank and the IHC. We conduct substantially all of our operations through subsidiaries, including the Bank and the IHC. As a result, claims of the holders of our securities will generally have a junior position to claims of creditors of our subsidiaries. Claims of our subsidiaries’ creditors other than JPMorganChase include substantial amounts of deposit liabilities, long-term debt and other liabilities. In addition, we are obligated to contribute to the IHC substantially all the net proceeds that we receive from the issuance of securities (including any securities offered by use of this prospectus), and the ability of the Bank and the IHC to make payments to us is limited. As a result of these arrangements, our ability to make various payments is dependent on our receiving dividends from the Bank and dividends and extensions of credit from the IHC. These limitations could affect our ability to pay interest on our debt securities, pay dividends on our preferred stock and common stock, redeem or repurchase outstanding securities, and fulfill our other payment obligations.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•	the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates;

•	the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any addition to, deletion from or change in the events of default applicable to the debt securities;

•	any addition to, deletion from or change in the covenants applicable to the debt securities; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office in New York City of our paying agent, The Bank of New York Mellon, or any successor paying agent that we may designate. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to us. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

The indentures do not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden or dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorganChase.

We may issue debt securities upon the exercise of warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities or other securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Warrants” below.

Each of the indentures contains a provision that, if made applicable to any series of senior or subordinated debt securities, respectively, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any debt securities of that series then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants, including, with respect to any series of senior securities, the covenant described under “Senior Debt Securities—Limitation on Disposition of Stock of the Bank”.

To make either of the above elections, we must deposit in trust with the respective trustee money and/or U.S. government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior or subordinated debt securities, as the case may be. As used in the indentures, “U.S. government obligations” are: (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and (2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior or subordinated debt securities, as the case may be, will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance but not covenant defeasance, must refer to and be based upon a ruling received by us from, or published by, the Internal Revenue Service or be based upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the defeased covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

We and the trustee under each indenture may modify that indenture with the consent of the holders of not less than a majority in principal amount of outstanding debt securities of any series issued under that indenture affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on, any debt security;

•	change the rate or method of computation of the interest on any debt security;

•	reduce the amount of the principal of an original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	change the currency or currencies in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on a debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or any waiver under the applicable indenture; or

•	change the provisions in the applicable indenture that relate to its modification or amendment.

In addition, we and the trustee under each indenture may modify that indenture without the consent of the holders of debt securities of any series for any of the following purposes:

•	to evidence the succession of another company to us;

•	to add to our covenants or to surrender any right or power conferred upon us;

•	to add any additional events of default;

•	to permit or facilitate the issuance of debt securities in bearer form, certificated form or global form;

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to add to, change or eliminate any of the provisions of the applicable indenture in respect of all or any series of debt securities, provided that any such addition, change or elimination will neither (i) apply to any debt security issued prior to the execution of such amendment and entitled to the benefit of such provision nor (ii) modify the rights of the holders of any such debt securities with respect to such provision;

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to conform the text of the applicable indenture or any debt securities to any provision of the “Description of Debt Securities” in this prospectus or a similarly captioned section in any applicable prospectus supplement relating to the offering of debt securities;

•	to provide security for or a guarantee of any series of debt securities;

•	to establish the form or terms of any series of debt securities;

•	to provide for a successor trustee or the appointment of more than one trustee; or

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to cure any ambiguity, to correct or supplement any provision of the applicable indenture which may be inconsistent with any other provision thereof, or to make any other provisions as we may deem necessary or desirable, provided such amendment does not adversely affect the interests of the holders of any series of debt securities in any material respect.

Each indenture allows us, without the consent of the holders of the debt securities of any series issued under that indenture, to consolidate or merge with any other entity, to convey, transfer or lease all or substantially all of our assets to another entity, or to permit another entity to merge into JPMorganChase, provided that:

(1) the successor is a corporation, association, company or business trust organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the debt securities and under the indentures;

(3) after giving effect to the transaction, no event of default (or, in the case of the senior debt securities, a covenant breach under the senior indenture), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of the senior debt securities, a covenant breach under the senior indenture), shall have occurred and be continuing; and

(4) other specified conditions are met.

In addition, each indenture allows us, without the consent of the holders of the debt securities of any series issued under that indenture, to convey, transfer or lease all or substantially all of our assets to one or more of our subsidiaries.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorganChase and will constitute Senior Indebtedness of JPMorganChase. For a definition of “Senior Indebtedness,” see “—Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. Unless otherwise specified in the prospectus supplement relating to a particular series of debt securities, the senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will sell, assign, grant a security interest in or otherwise dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorganChase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any

Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary that owns any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of the Bank’s voting stock, to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorganChase with another entity or a conveyance, transfer or lease of all or substantially all of our assets to another entity. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorganChase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking institution if, after the merger or consolidation, (A) JPMorganChase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) treating for purposes of the senior indenture the resulting bank as the Bank, no covenant breach, event of default or event which, after notice or lapse of time or both, would become a covenant breach or event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorganChase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees irrespective of the happening of a contingency.

Defaults and Waivers. Unless otherwise specified in the applicable prospectus supplement, under the senior indenture, any one of the following events will be an event of default with respect to the senior debt securities of any series:

(1) default in the payment of principal of (or premium, if any, on) any senior debt securities of that series and continuance of that default for 30 days;

(2) default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

(3) specified events of bankruptcy, insolvency or reorganization of JPMorganChase; and

(4) any other event of default specified with respect to senior debt securities of that series.

Senior debt securities issued by us prior to December 31, 2016 (the “Pre-2017 Senior Debt”) contain events of default that are different from those set forth above. In particular:

•	The events of default applicable to the Pre-2017 Senior Debt do not provide for a 30-day cure period with respect to any failure by us to pay the principal of those senior debt securities;

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Most series of Pre-2017 Senior Debt contain an additional event of default that is applicable if we fail to perform any of the covenants contained in the terms and conditions of, or the governing instrument for, those senior debt securities and that failure continues for 90 days; and

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The events of default applicable to certain series of Pre-2017 Senior Debt provide that specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase Bank, N.A. would constitute an event of default with respect to those senior debt securities.

Accordingly, if we fail to pay the principal of any series of Pre-2017 Senior Debt when due, the holders of such senior debt securities would be entitled to declare their securities due and payable immediately, whereas holders of the senior debt securities of any series would not be entitled to accelerate those senior debt securities until 30 days after our failure to pay the principal of those senior debt securities. In addition, holders of the senior debt securities will not have the benefit of the additional events of default described above that are applicable to the Pre-2017 Senior Debt.

Under the senior indenture, if any event of default with respect to the senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, insolvency or reorganization. Subject to the conditions set forth in the senior indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorganChase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy, reorganization or insolvency, and may not accelerate the subordinated debt securities if we fail to pay principal or interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “— Defaults and Waivers” below.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all of our indebtedness for money borrowed, including all indebtedness for money borrowed by another person that we guarantee; similar obligations arising from off-balance sheet guarantees and direct credit substitutes; all obligations for claims in respect of derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements; and any deferrals, renewals or extensions of any of the foregoing. However, Senior Indebtedness does not include indebtedness that is stated not to be senior to or to have the same rank as the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities. In particular, Senior Indebtedness does not include (A) the subordinated debt securities issued under the subordinated indenture, (B) the subordinated indebtedness issued under the indenture, dated as of October 21, 2010, between us and U.S. Bank Trust National Association, as trustee, and (C) other debt of JPMorganChase that is expressly stated to have the same rank as or not to rank senior to the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•

there shall exist any event of default on any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or otherwise) we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities.

No series of our subordinated debt securities (other than our outstanding junior subordinated indebtedness) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorganChase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, in the event of our dissolution, winding-up, liquidation, reorganization or insolvency, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more, ratably, than holders of other series of our outstanding subordinated indebtedness. In addition, holders of the subordinated debt securities may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. Unless otherwise specified in the prospectus supplement relating to a particular series of subordinated debt securities, the subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	specified events of bankruptcy, reorganization or insolvency of JPMorganChase; and

•	any other event specified with respect to subordinated debt securities of that series.

If any event of default with respect to subordinated debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of all subordinated debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, reorganization or insolvency. Subject to the conditions set forth in the subordinated indenture, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount subordinated debt securities upon an event of default. In the event of the bankruptcy, liquidation, reorganization or insolvency of JPMorganChase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or the performance of that covenant or agreement.

Covenant Breach

Under each indenture, a “covenant breach” would occur with respect to the debt securities of any series issued under that indenture if we fail to perform or breach any of the covenants contained in that indenture (in the case of the senior indenture, other than a failure to pay principal of or interest on the senior debt securities) and that failure or breach continues for 90 days after the trustee under that indenture or the holders of not less than 25% in principal amount of the outstanding debt securities of that series give written notice of that failure or breach. Under each indenture, neither the trustee nor the holders of the debt securities will be entitled to accelerate the maturity of the debt securities as a result of any covenant breach.

If a covenant breach or event of default with respect to the debt securities of any series occurs and is continuing, the relevant trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of those debt securities by such appropriate judicial proceedings as the trustee deems most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the relevant indenture, in aid of the exercise of any power granted in that indenture, or to enforce any other proper remedy.

Limitation of Suits

Under each indenture, a holder of the debt securities of any series issued under that indenture will not have the right to institute any proceeding with respect to that indenture or those debt securities unless:

•	the holder has given the trustee written notice of a continuing covenant breach or event of default with respect to those debt securities;

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the holders of not less than 25% in principal amount of those debt securities at the time outstanding have made a written request to the trustee to institute proceedings in respect of the covenant breach or event of default, and offered the trustee indemnity reasonably satisfactory to it; and

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the trustee has not received from the holders of a majority in principal amount of those debt securities at the time outstanding a direction inconsistent with such request, and has failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.

The foregoing limitations will not apply to any suit instituted by holders of the debt securities for the enforcement of any payment of principal or interest on or after the date when due.

Other Provisions of the Indentures

Each of the indentures requires the relevant trustee, within 90 days after the occurrence of a default known to it with respect to the debt securities of any series issued under that indenture, to give the holders of those debt securities notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a default in the payment of principal or interest. The trustee may not give the above notice until at least 60 days after the occurrence of a default in the performance of a covenant in the indenture, other than, in the case of the senior indenture, a covenant to pay principal of or interest on the senior debt securities. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, a covenant breach or event of default with respect to the debt securities.

Other than the duty to act with the required standard of care during a default, the trustee under each of the indentures is not obligated to exercise any of its rights or powers under that indenture at the request or direction of any of the holders of the debt securities issued under that indenture, unless the holders have offered to the trustee reasonable security or indemnity. Each of the indentures provides that the holders of a majority in principal amount of the debt securities issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Each of the indentures includes a covenant requiring us to file annually with the relevant trustee a certificate stating that there exists no covenant breach, event of default or event that is, or after notice or lapse of time or both would become, a covenant breach or event of default under the relevant indenture, or if any such default exists, specifying such default.

Information Concerning The Trustees

We and our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. Deutsche Bank Trust Company Americas is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of senior debt securities. U.S. Bank Trust National Association is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of subordinated debt securities.

Insolvency and Resolution Considerations

The debt securities offered by use of this prospectus constitute “loss-absorbing capacity” within the meaning of the rules issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Federal Reserve rules require that JPMorgan Chase & Co. (the “Parent Company”) maintain minimum levels of unsecured external long-term debt and other loss-absorbing capacity with specific terms for purposes of recapitalizing JPMorganChase’s operating subsidiaries if the Parent Company were to enter into a resolution either:

•	in a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, or

•	in a receivership administered by the Federal Deposit Insurance Corporation (“FDIC”) under Title II of the Dodd-Frank Act (“Title II”).

If the Parent Company were to enter into a resolution, holders of the debt securities offered by use of this prospectus and other debt and equity securities of the Parent Company will absorb the losses of the Parent Company and its subsidiaries.

The preferred “single point of entry” strategy under JPMorganChase’s resolution plan contemplates that only the Parent Company would enter bankruptcy proceedings. JPMorganChase’s subsidiaries would be recapitalized, as needed, so that they could continue normal operations or subsequently be divested or wound down in an orderly manner. As a result, the Parent Company’s losses and any losses incurred by its subsidiaries would be imposed first on holders of the Parent Company’s equity securities and thereafter on its unsecured creditors, including holders of the debt securities offered by use of this prospectus and other debt securities. Claims of holders of those securities would have a junior position to the claims of creditors of JPMorganChase’s subsidiaries and to the claims of priority (as determined by statute) and secured creditors of the Parent Company.

Accordingly, in a resolution of the Parent Company in bankruptcy, holders of the debt securities offered by use of this prospectus and other debt securities of the Parent Company would realize value only to the extent available to the Parent Company as a shareholder of JPMorgan Chase Bank, N.A. and its other subsidiaries, and only after any claims of priority and secured creditors of the Parent Company have been fully repaid.

The FDIC has similarly indicated that a single-point-of-entry recapitalization model would be its expected strategy to resolve a systemically important financial institution, such as the Parent Company, under Title II. However, the FDIC has not formally adopted or committed to any specific resolution strategy.

If the Parent Company were to approach, or enter into, a resolution, none of the Parent Company, the Federal Reserve or the FDIC is obligated to follow JPMorganChase’s preferred resolution strategy, and losses to holders of the debt securities offered by use of this prospectus and other debt and equity securities of the Parent Company, under whatever strategy is ultimately followed, could be greater than they might have been under JPMorganChase’s preferred strategy.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law (“DGCL”). As of the date of this prospectus, we have the following issued and outstanding series of preferred stock, the terms of each of which we summarize below:

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC;

•	5.75% Non-Cumulative Preferred Stock, Series DD;

•	6.00% Non-Cumulative Preferred Stock, Series EE;

•	4.75% Non-Cumulative Preferred Stock, Series GG;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series II;

•	4.55% Non-Cumulative Preferred Stock, Series JJ;

•	3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK;

•	4.625% Non-Cumulative Preferred Stock, Series LL;

•	4.20% Non-Cumulative Preferred Stock, Series MM;

•	6.875% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series NN; and

•	6.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series OO

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares representing that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. A form of certificate of designations is filed as an exhibit to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will be entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock register (or, if applicable, the records of the depositary referred to under “Description of Depositary Shares”) on record dates determined by our board of directors or a duly authorized committee of our board. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If a dividend is not declared on any series of preferred stock for which dividends are noncumulative, then the right of holders of that preferred stock to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set aside for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set aside for payment, or we contemporaneously declare and pay or set aside for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for, in the case of a series of noncumulative preferred stock, the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, all past dividend periods. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series of preferred stock pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accumulated and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside a sum sufficient for the payment thereof, in the case of a series of noncumulative preferred stock, full dividends on all outstanding shares of that preferred stock in respect of the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, full dividends, including cumulative dividends, if any, owing on that preferred stock for all past dividend periods:

•

no dividend (other than a dividend in common stock or in any junior or equally ranking stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any junior or equally ranking stock as to dividends or upon liquidation, dissolution or winding-up, and

•

no common stock or other capital stock ranking junior or equally as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, except:

(1)	by conversion into or exchange for capital stock ranking junior to the preferred stock being offered;

(2)	as a result of reclassification into capital stock ranking junior to the preferred stock being offered;

(3)

through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the preferred stock being offered or, in the case of capital stock ranking on a parity with the preferred stock being offered, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the preferred stock being offered;

(4)

in the case of capital stock ranking on a parity with the preferred stock being offered, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of preferred stock being offered and such capital stock ranking on a parity with the preferred stock being offered;

(5)	in connection with the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed dividend period; or

(6)

any purchase, redemption or other acquisition of capital stock ranking junior to the preferred stock being offered pursuant to any of our or our subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after the issuance of the preferred stock being offered).

However, the foregoing will not restrict our ability or the ability of any of our affiliates to engage in underwriting, stabilization, market-making or similar transactions in our capital stock in the ordinary course of business. Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other capital stock ranking junior to or on a parity with the preferred stock being offered from time to time out of any assets legally available for such payment, and the holders of the preferred stock being offered will not be entitled to participate in those dividends.

As used in this prospectus, “junior to the preferred stock being offered” and like terms refer to our common stock and any other class or series of our capital stock over which the preferred stock being offered has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; “parity preferred stock” and “on a parity with the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks on a parity with the shares of the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; and “senior to the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks senior to the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period greater or less than a full dividend period, other than the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount set forth in the prospectus supplement plus, in the case of a series of noncumulative preferred stock, an amount equal to any declared and unpaid dividends, without accumulation of undeclared dividends, if any, from the day following the immediately preceding dividend payment date, to, but not including, the date of the liquidating distribution, but without accumulation of any unpaid dividends for prior dividend periods, or, in the case of a series of cumulative preferred stock, an amount equal to any accumulated and unpaid dividends, whether or not declared, before we make any payment or distribution on our common stock or on any other capital stock ranking junior to the preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock upon our liquidation, dissolution or winding-up. After the payment to such holders of the full preferential amounts to which they are entitled, such holders will have no right or claim to any of our remaining assets.

If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity will be considered a liquidation, dissolution or winding-up.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and the applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors or any duly authorized committee of our board will determine the method for selecting the shares to be redeemed, which (unless otherwise specified in the applicable prospectus supplement) may be by lot or pro rata or in such other manner as the board of directors or any duly authorized committee of our board determines to be equitable. From and after the redemption date, dividends will cease to accumulate on the shares of preferred stock called for redemption up to the redemption date and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accumulated but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by a purchase or exchange offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Unless otherwise indicated in the prospectus supplement, each share of preferred stock of each series will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described under “Description of Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fractional interest in a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. If (unless otherwise indicated in the prospectus supplement) each full share of any series of preferred stock offered is entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Unless otherwise specified in a prospectus supplement, if, at any time or times, the equivalent of an aggregate of six quarterly dividends, whether or not consecutive, for any series of preferred stock being offered has not been paid, the number of directors constituting our board of directors will be automatically increased by two and the holders of each outstanding series of preferred stock with such voting rights, together with holders of such other shares of any other class or series of parity preferred stock outstanding at the time upon which like voting rights have been conferred and are exercisable, which we refer to as “voting parity stock,” voting together as a class, will be entitled to elect those additional two directors, which we refer to as “preferred directors,” at that annual meeting and at each subsequent annual meeting of stockholders until full dividends have been paid for at least four quarterly consecutive dividend periods. At that time such right will terminate, except as expressly provided in the applicable certificate of designations or by law, subject to revesting. Upon any termination of the right of the holders of shares of preferred stock being offered and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of preferred directors elected. Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of preferred stock voting together as a class with the holders of shares of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered and any voting parity stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered, amend, alter or repeal any provision of the applicable certificate of designations or our certificate of incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the preferred stock being offered.

Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the preferred stock being offered:

•

any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up;

•	a merger or consolidation of JPMorganChase with or into another entity in which the shares of the preferred stock being offered remain outstanding; and

•

a merger or consolidation of JPMorganChase with or into another entity in which the shares of the preferred stock being offered are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the preferred stock being offered;

provided that if the amendment would adversely affect such series but not any other series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorganChase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to provide notice to the Federal Reserve Board prior to acquiring or retaining 10% or more of that series.

Outstanding Series of Preferred Stock

Ranking. Each of our Series CC Preferred Stock, Series DD Preferred Stock, Series EE Preferred Stock, Series GG Preferred Stock, Series II Preferred Stock, Series JJ Preferred Stock, Series KK Preferred Stock, Series LL Preferred Stock, Series MM Preferred Stock, Series NN Preferred Stock and Series OO Preferred Stock (each as defined below, and collectively, the “Outstanding Preferred Stock”) ranks senior to our common stock as well as any of our other stock that states it is expressly made junior to such series of Outstanding Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up.

Dividends. We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Outstanding Preferred Stock unless we have previously declared and paid or set apart for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Outstanding Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Outstanding Preferred Stock and such equally ranking series will be declared and paid pro rata.

With certain exceptions, unless we have paid or declared and set aside for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Outstanding Preferred Stock of each series will be entitled to receive liquidating distributions equal to the liquidation preference per share for such series, plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Outstanding Preferred Stock of such series.

Redemption. We may redeem each series of Outstanding Preferred Stock on the dates and at the redemption prices set forth below. In addition, we may redeem each series of Outstanding Preferred Stock in whole, but not in part, at a redemption price equal to the liquidation preference per share for each such series of Outstanding Preferred Stock, plus any declared and unpaid dividends, following the occurrence of a capital treatment event. For these purposes, “capital treatment event” means the good faith determination by JPMorganChase that, as a result of any:

•

amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock, there is more than an insubstantial risk that JPMorganChase will not be entitled to treat an amount equal to the full liquidation amount of all shares of such series of Outstanding Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of such series of Outstanding Preferred Stock is outstanding. Redemption of any Outstanding Preferred Stock may be subject to our receipt of any required approvals from the Federal Reserve Board or any other regulatory authority.

Voting Rights. The Outstanding Preferred Stock has limited voting rights. Each share of Outstanding Preferred Stock has one vote whenever it is entitled to voting rights.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC

On October 20, 2017, we issued an aggregate of 125,750 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC, $1 par value, with a liquidation preference of $10,000 per share (the “Series CC Preferred Stock”). Shares of the Series CC Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series CC Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, November 1, 2022 at a rate of 4.625% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning on May 1, 2018. From and including November 1, 2022, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 2.58% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2023. Dividends on the Series CC Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series CC Preferred Stock may be redeemed on any dividend payment date on or after November 1, 2022, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series CC Preferred Stock following the occurrence of a “capital treatment event,” as described above.

5.75% Non-Cumulative Preferred Stock, Series DD

On September 21, 2018, we issued an aggregate of 169,625 shares of 5.75% Non-Cumulative Preferred Stock, Series DD, $1 par value, with a liquidation preference of $10,000 per share (the “Series DD Preferred Stock”). Shares of the Series DD Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series DD Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2018. Dividends on the Series DD Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series DD Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2023, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series DD Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.00% Non-Cumulative Preferred Stock, Series EE

On January 24, 2019, we issued an aggregate of 185,000 shares of 6.00% Non-Cumulative Preferred Stock, Series EE, $1 par value, with a liquidation preference of $10,000 per share (the “Series EE Preferred Stock”). Shares of the Series EE Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series EE Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.00% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2019. Dividends on the Series EE Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series EE Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series EE Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.75% Non-Cumulative Preferred Stock, Series GG

On November 7, 2019, we issued an aggregate of 90,000 shares of 4.75% Non-Cumulative Preferred Stock, Series GG, $1 par value, with a liquidation preference of $10,000 per share (the “Series GG Preferred Stock”). Shares of the Series GG Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series GG Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2020. Dividends on the Series GG Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series GG Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share

(equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series GG Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series II

On February 24, 2020, we issued an aggregate of 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series II, $1 par value, with a liquidation preference of $10,000 per share (the “Series II Preferred Stock”). Shares of the Series II Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series II Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 1, 2025 at a rate of 4.00% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2020. From and including April 1, 2025, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 2.745% per annum, payable quarterly in arrears, on January 1, April 1, July 1 and October 1of each year, beginning on July 1, 2025. Dividends on the Series II Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series II Preferred Stock may be redeemed on any dividend payment date on or after April 1, 2025, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series II Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.55% Non-Cumulative Preferred Stock, Series JJ

On March 17, 2021, we issued an aggregate of 150,000 shares of 4.55% Non-Cumulative Preferred Stock, Series JJ, $1 par value, with a liquidation preference of $10,000 per share (the “Series JJ Preferred Stock”). Shares of the Series JJ Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series JJ Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.55% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2021. Dividends on the Series JJ Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series JJ Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series JJ Preferred Stock following the occurrence of a “capital treatment event,” as described above.

3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK

On May 12, 2021, we issued an aggregate of 200,000 shares of 3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK, $1 par value, with a liquidation preference of $10,000 per share (the “Series KK Preferred Stock”). Shares of the Series KK Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series KK Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2021. From the date of issuance to, but excluding, June 1, 2026, dividends will accrue at a rate equal to 3.65% per annum, and thereafter, for each reset period, at a rate equal to a five-year treasury rate as of the most recent reset dividend determination date plus a spread of 2.85% per annum. Dividends on the Series KK Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series KK Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series KK Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.625% Non-Cumulative Preferred Stock, Series LL

On May 20, 2021, we issued an aggregate of 185,000 shares of 4.625% Non-Cumulative Preferred Stock, Series LL, $1 par value, with a liquidation preference of $10,000 per share (the “Series LL Preferred Stock”). Shares of the Series LL Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series LL Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.625% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2021. Dividends on the Series LL Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series LL Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series LL Preferred Stock following the occurrence of a “capital treatment event,” as described above.

4.20% Non-Cumulative Preferred Stock, Series MM

On July 29, 2021, we issued an aggregate of 200,000 shares of 4.20% Non-Cumulative Preferred Stock, Series MM, $1 par value, with a liquidation preference of $10,000 per share (the “Series MM Preferred Stock”). Shares of the Series MM Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series MM Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.20% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2021. Dividends on the Series MM Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series MM Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2026, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series MM Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.875% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series NN

On March 12, 2024, we issued an aggregate of 250,000 shares of 6.875% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series NN, $1 par value, with a liquidation preference of $10,000 per share (the “Series NN Preferred Stock”). Shares of the Series NN Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series NN Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2024. From the date of issuance to, but excluding, June 1, 2029, dividends will accrue at a rate equal to 6.875% per annum, and thereafter, for each reset period, at a rate equal to a five-year treasury rate as of the most recent reset dividend determination date plus a spread of 2.737% per annum. Dividends on the Series NN Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series NN Preferred Stock may be redeemed on any dividend payment date on or after June 1, 2029, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series NN Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series OO

On February 4, 2025, we issued an aggregate of 300,000 shares of 6.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series OO, $1 par value, with a liquidation preference of $10,000 per share (the “Series OO Preferred Stock”). Shares of the Series OO Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series OO Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on April 1, 2025. From the date of issuance to, but excluding, April 1, 2030, dividends will accrue at a rate equal to 6.500% per annum, and thereafter, for each reset period, at a rate equal to a five-year treasury rate as of the most recent reset dividend determination date plus a spread of 2.152% per annum. Dividends on the Series OO Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series OO Preferred Stock may be redeemed on any dividend payment date on or after April 1, 2030, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series OO Preferred Stock following the occurrence of a “capital treatment event,” as described above.

DESCRIPTION OF DEPOSITARY SHARES

General. We may, at our option, elect to offer depositary shares representing fractional interests in shares of preferred stock. If we do, we will arrange the issuance by a depositary of receipts for depositary shares, and each of those depositary shares will represent a fractional interest in a share of a particular series of preferred stock. We will specify that fractional interest in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the powers, preferences and rights of the preferred stock underlying that depositary share, in proportion to the applicable fractional interest in a share of the preferred stock which those depositary shares represent. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. The depositary will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary receipts in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds from the sale to the applicable holders of the depositary receipts.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares representing that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, to the extent practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or would be materially and adversely inconsistent with the rights granted to holders of the underlying preferred stock pursuant to our certificate of incorporation will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of December 31, 2024, we had 2,797,620,401 shares of common stock issued and outstanding (which excludes 1,307,313,494 shares held in treasury).

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the DGCL for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights or to the benefit of any sinking funds. Our common stock is not convertible into shares of any other class of our capital stock. Computershare Inc is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with debt securities, preferred stock, common stock or other securities, other property or any combination of those securities in the form of units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of warrants. This summary of certain provisions of the warrants and the warrant agreement is not complete. You should refer to the warrant agreement relating to the specific warrants being offered, including the forms of warrant certificates representing those warrants, for the complete terms of the warrant agreement and the warrants. Forms of those documents are filed as exhibits to the registration statement.

Each warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, warrants may be exercised. After the close of business on the expiration date of the warrants, unexercised warrants will become void.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, that may be purchased upon exercise of those warrants, including, (1) in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF UNITS

We may issue units that will consist of any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property. We may issue units in one or more series, which will be described in the applicable prospectus supplement. Each series of units will be issued under a separate unit agreement to be entered into between us and a bank or trust company (which may be the Bank), as unit agent. The below summary of certain provisions of the units and unit agreements is not complete. You should refer to the unit agreement for the complete terms of the unit agreement and the units. Forms of those documents will be filed as exhibits to or incorporated by reference in the registration statement.

Unless otherwise specified in the applicable prospectus supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will describe the particular terms of any series of units being offered in the prospectus supplement relating to that series of units. Those terms may include:

•

the designation and the terms of the units and any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units, including and whether and under what circumstances the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other securities may be traded separately;

•	any additional terms of the governing unit agreement;

•

any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units; and

•	any applicable U.S. federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock” and “Description of Warrants” will apply to each unit and to any debt securities, preferred stock, common stock or warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property included in each unit, unless otherwise specified in the applicable prospectus supplement.

An investment in units may involve special risks, including risks associated with indexed securities and currency-related risks if the securities comprising the units are linked to an index or are payable in or otherwise linked to a non-U.S. dollar currency.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series for settlement and clearance through a book-entry settlement system, as indicated in the applicable prospectus supplement. The following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorganChase, the trustees, the depositary or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•

if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar for the securities will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of The Bank of New York Mellon or any successor paying agent that we may designate. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the global securities deposited with DTC outside the United States through Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, The Bank of New York Mellon will act as depositary for each of Clearstream and Euroclear in the case of global debt securities.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

Special Provisions Relating to Certain Foreign Currency Securities

If specified in the applicable prospectus supplement, book-entry securities denominated in currencies other than U.S. dollars may be held directly through participants in the systems of Clearstream or Euroclear, or indirectly through organizations that are participants in such systems. Such securities will be issued in the form of one or more global certificates (the “international global securities”), which will be registered in the name of a nominee for, and shall be deposited with, a common depositary for Clearstream and/or Euroclear. If a particular tranche or series of securities is issued utilizing both a global security and an international global security, in order to allow transfers between account holders utilizing the different book-entry systems the registrar will adjust the amounts of the global securities on the register for the accounts of the nominees for the respective systems.

Unless otherwise specified in the applicable prospectus supplement, with respect to an international global security, distributions of principal and interest for a global debt security and dividends for a global equity security will be credited, in the specified currency, to the extent received by Clearstream or Euroclear, to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures. If the prospectus supplement provides for both a global security and an international global security or if a beneficial interest in a global security is held by a participant in Clearstream or Euroclear, then a holder of a beneficial interest in a global security will receive all payments in U.S. dollars in accordance with DTC’s rules and procedures, unless it has, or participants through which it holds its beneficial interest have, made other arrangements.

Relationship of Accountholders with Clearing Systems

Unless otherwise specified in the applicable prospectus supplement, each of the persons shown in the records of Clearstream, Euroclear or any other clearing system as the holder of the securities represented by the global securities must look solely to Clearstream or Euroclear for such holder’s share of each payment made by or on behalf of JPMorganChase to Clearstream or Euroclear, and in relation to all other rights arising under the global securities, subject to and in accordance with the respective rules and procedures of Clearstream or Euroclear. Such persons shall have no claim directly against JPMorganChase in respect of payments due on the securities for so long as the securities are represented by global securities and such obligations of JPMorganChase will be discharged by payment to Clearstream or Euroclear in respect of each amount so paid.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, warrants or units being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any of them are purchased, other than securities subject to an underwriter’s overallotment option. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of JPMorgan Chase & Co. for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities, and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.